EXHIBIT 5.1

August 19, 2020

DISH DBS Corporation,

9601 S. Meridian Boulevard,

Englewood, Colorado 80112

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (a) $1,000,000,000 principal amount of 7.375% Senior Notes due 2028 (the “Notes”) of DISH DBS Corporation, a Colorado corporation (the “Company”), to be issued in exchange for the Company’s outstanding 7.375% Senior Notes due 2028 pursuant to an Indenture, dated as of July 1, 2020 (the “Indenture”), among the Company, the subsidiaries of the Company party thereto (collectively, the “Guarantors”) and U.S. Bank National Association, as trustee, and (b) the Guarantees (the “Guarantees”) of each of the Guarantors endorsed upon the Notes, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that, when the Registration Statement on Form S-4 relating to the Notes and the Guarantees (the “Registration Statement”) has become effective under the Securities Act, the terms of the Notes and the Guarantees and of their issuance have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company or any of the Guarantors and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or any of the Guarantors, and the Notes and the Guarantees have been duly executed and authenticated in accordance with the Indenture and issued as contemplated in the Registration Statement, the Notes and the Guarantees will constitute valid and legally binding obligations of the Company and the Guarantors, respectively, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

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In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related Prospectus or other offering material relating to the offer and sale of the Notes or the Guarantees. In addition, in rendering the foregoing opinion with respect to the Guarantees, we express no opinion as to the provisions of the sentence immediately preceding the penultimate paragraph of Section 10.01 of the Indenture nor the effect of such provisions on the enforceability of the Guarantees.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York, the Colorado Business Corporation Act and the Colorado Limited Liability Company Act, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, nor with respect to any Federal or state laws relating to communications or telecommunications, including without limitation, the Communications Act of 1934, as amended, and any laws that regulate individuals, companies or businesses because such entities provide communications or telecommunications services, including the provision of satellite broadcast television services. With respect to all matters of Colorado law, we have, with your approval, relied upon the opinion, dated the date hereof, of Brandon Ehrhart, Senior Vice President, Deputy General Counsel and Secretary of the Company, delivered to you, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and the Guarantors and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by each of the parties thereto other than the Company and the Guarantors, that the Notes and the Guarantees to be endorsed thereon will conform to the specimens thereof examined by us, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of the Notes” in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Sullivan & Cromwell LLP